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                                 EXHIBIT 10.30
              EMPLOYMENT LETTER BETWEEN RICK CARON AND TURBOCHEF
                  TECHNOLOGIES, INC. DATED SEPTEMBER 2, 1998.

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                       [LOGO OF TURBOCHEF APPEARS HERE]

September 2, 1998


Dear Rick;

On behalf of the Board of Directors of TurboChef Technologies, Inc. (the "Company"), we are pleased to present to you an offer of employment under the following terms and conditions:

I.   Title and Positions:

     President and Chief Executive Officer and a member of the Board of Directors.

II.  Job Description and Focus:

     To be determined by the Board of Directors in consultation with you.

III. Compensation:

     Cash: $300,000 per year in base salary; plus an annual bonus of up to 50% of base salary, as determined exclusively by the Board of Directors.

     Signing
     Bonus: The Company will pay a signing bonus of $60,000 (50% payable on October 1, 1998 and 50% on March 1, 1999). If you choose to terminate your employment with the Company within one year of your start date, you agree to repay the Signing Bonus in full within thirty (30) days of your departure.

     Stock
     Options: You will be granted the option to purchase 200,000 shares of Common Stock of the Company. The option will vest at a rate of one-third of the shares per year on each of the anniversary dates of your continued employment. The exercise price per share will be determined on the date of the option grant, which will occur on or after your start date. This option will expire seven years after the grant date. All option terms shall be defined in accordance with the Company's 1994 Stock Option Plan (as amended).


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                         TurboChef Technologies, Inc.
                         10500 Metric Drive, Suite 128
                              Dallas, Texas 75243
                    TEL (214) 341-9471 . FAX (214) 340-8477
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IV.   Start Date:

      Your start date is to be no later than September 8, 1998.

V.    Expenses:

      The Company will reimburse you for all reasonable expenses in connection with the performance of your duties and in accordance with the Company's Travel and Entertainment Policies as may be amended from time to time.

      The Company will reimburse you for all reasonable living expenses incurred in connection with your commuting to Dallas, Texas.

VI.   Medical Benefits:

      You will be provided with medical benefits in accordance with the Company's benefit plan as may be amended from time to time. The Company will initially subsidize your present health plan until the Company's current plan provides comparable coverage.

VII.  Condition Precedent to Employment:

      You agree to execute, prior to your start date, the Company's non-disclosure and non-compete agreements in the forms attached hereto.

VIII. Vacation/Holiday/Other:

      You shall be entitled to up to four weeks of paid vacation. You are also entitled to paid holidays in accordance with the Company's holiday policies as may be amended from time to time. Additionally, you are entitled to up to ten days of paid time off in each of 1998 and 1999 for the completion of your work with Arthur D. Little, Inc. and up to four days of paid time off in 1999 for the completion of certain work.

IX.   Termination by the Company:

      The Company may terminate your employment under this agreement at any time. In the event of termination of your employment by the Company, you will receive a severance of one year's base salary, paid to you in accordance with the Company's standard payroll practices.

X.    Arbitration:

      Your employment shall be governed and construed according to New York State Law without regards to conflict of law provisions. Any disputes or claims arising under or in connection with your employment shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association. Any such arbitration proceeding would be held in New York, New York.

If the foregoing accurately reflects your understanding of the terms of your employment with the Company, please so indicate in the space provided below, whereupon this letter will constitute a binding agreement between the Company and you.
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We look forward to working with you.

Sincerely,                                    Agreed and accepted as of
                                              the date first written above,

                                              -----------------------------
Marion H. Antonini                            Rick Caron
Chairman of the Board
                                              -----------------------------
                                              Date


Jeffrey B. Bogatin
Director and Chairman of the Executive Committee